Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--July 23, 2003--Gulf Island Fabrication, Inc. (NASDAQ:GIFI) today reported net income of $2.3 million ($.20 diluted EPS) on revenue of $44.6 million for its second quarter ended June 30, 2003, compared to net income of $1.7 million ($.15 diluted EPS) on revenue of $33.1 million for the second quarter ended June 30, 2002. Net income for the first six months of 2003 was $5.5 million ($.47 diluted EPS) on revenue of $84.2 million, compared to net income of $3.1 million ($.26 diluted EPS), before a cumulative effect of change in accounting principle, on revenue of $60.3 million for the first six months of 2002.
    At June 30, 2003, the company had a revenue backlog of $98.6 million and a labor backlog of approximately 1.2 million man-hours remaining to work.


                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)
                                                June 30,  December 31,
                                                  2003        2002
                                               ---------- ------------
Cash and short-term investments                  $13,765      $24,450
Total current assets                              67,259       65,032
Property, plant and equipment, at cost, net       58,921       47,471
Total assets                                     126,826      113,148
Total current liabilities                         19,682       12,705
Debt                                                   0            0
Shareholders' equity                             101,063       94,976
Total liabilities and shareholders' equity       126,826      113,148


    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.



                     GULF ISLAND FABRICATION, INC.
             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands, except per share data)

                                   Three Months Ended Six Months Ended
                                        June 30,          June 30,
                                   ------------------ ----------------
                                    2003     2002     2003     2002
                                   -------- -------- -------- --------

Revenue                            $44,603  $33,053  $84,176  $60,299
Cost of revenue                     39,959   29,573   73,558   54,021
                                   -------- -------- -------- --------
Gross profit                         4,644    3,480   10,618    6,278
General and administrative expenses  1,156    1,018    2,334    1,926
                                   -------- -------- -------- --------
Operating income                     3,488    2,462    8,284    4,352

Other income (expense):
Interest expense                       (14)      (9)     (23)     (18)
Interest income                         49      168      131      328
Other                                    1        -        4       57
                                   -------- -------- -------- --------
                                        36      159      112      367
                                   -------- -------- -------- --------

Income before income taxes           3,524    2,621    8,396    4,719

Income taxes                         1,203      892    2,855    1,605
                                   -------- -------- -------- --------

Net income before cumulative effect
 of change in accounting principle   2,321    1,729    5,541    3,114

Cumulative effect of change in
 accounting principle (1)                -        -        -   (4,765)
                                   -------- -------- -------- --------

Net income (loss)                   $2,321   $1,729   $5,541  $(1,651)
                                   ======== ======== ======== ========
Per share data:
Basic earnings (loss) per share:
Net income before cumulative effect
 of change in accounting principle   $0.20    $0.15    $0.47    $0.27
Cumulative effect of change in
 accounting principle (1)                -        -        -    (0.41)
                                   -------- -------- -------- --------
Basic earnings (loss) per share      $0.20    $0.15    $0.47   $(0.14)
                                   ======== ======== ======== ========

Diluted income (loss) per share:(2)
Net income before cumulative effect
 of change in accounting principle   $0.20    $0.15    $0.47    $0.26
Cumulative effect of change in
 accounting principle (1)                -        -        -    (0.40)
                                   -------- -------- -------- --------
Diluted earnings (loss) per share    $0.20    $0.15    $0.47   $(0.14)
                                   ======== ======== ======== ========

       Weighted-average shares      11,778   11,728   11,768   11,718
       Effect of dilutive
        securities: employee stock
        options                        122      126      128       96
                                   -------- -------- -------- --------
       Adjusted weighted-average
        shares (2)                  11,900   11,854   11,896   11,814
                                   ======== ======== ======== ========

Depreciation and amortization
 included in expense above          $1,299   $1,147   $2,534   $2,289
                                   ======== ======== ======== ========

(1) Included in the first quarter ended March 31, 2002, the Company recorded a $4.8 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No.142, "Goodwill and Other Intangible Assets".

(2) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.

    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin or Joseph "Duke" Gallagher, 985-872-2100 http://www.gulfisland.com